RF Micro Devices #11028433
RF Micro Devices Updated 4th Quarter Business Outlook
April 14, 2005, 5:00 p.m. ET
Chairperson:  Doug DeLieto

Operator:                     Good afternoon ladies and gentlemen and welcome to the RF Micro Devices Updated 4th Quarter Business Outlook Conference Call.  At this time, all participants are in a listen-only mode.  Following with today's presentation, instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference, please press the star, followed by the zero.  As a reminder, this conference is being recorded today, Thursday, April 14th 2005.  I would now like to turn the conference over to Doug DeLieto, Vice President of Investor Relations.  Please go ahead sir.

Doug DeLieto:              Thanks very much Rob. Good afternoon everyone and welcome to our call.  At approximately 4:08 this afternoon, we issued a press release.  If anyone listening did not receive a copy, please call Janet Jasmine at the Financial Relations Board at 212-827-3777.  Janet will fax you a copy and verify that your name is on our distribution list.  In the meantime, the press release is also available on our website, rfmd.com under investor info and on PR Newswire.

                                    At this time, I would like to remind our audience that this call contains forward-looking statements that relate to our plans, objectives, estimates, and goals.  Words such as expects, anticipates, intends, plans, projects, believes, and estimates and variations of these words and similar expressions identify these forward-looking statements.  Our business is subject to numerous risks and uncertainties including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy in other foreign and domestic manufacturing facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers and dependence on third-parties.  These and other risks and uncertainties which are described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES                                                              Page 1                                                                                 04/14/2005

                                    Before I hand the call over to management, I'd like to remind everyone that in the interest of fairness to all listeners, each participant asking a question please limit themselves to one question and a follow-up.  After each person in the queue has gotten a turn, we will give participants an opportunity to ask a second question as time allows.  I also want to remind our listeners that because this conference call was announced earlier this afternoon, it does not constitute the disclosure outlet under Regulation FD.  For that reason, we will not be providing material guidance beyond information contained in today's press release, which calls for sequential growth in the June quarter and involves revenue and gross margin.  We will provide complete guidance for the June quarter on our regularly scheduled conference call on April 26th.

With me this afternoon on the line are Bob Bruggeworth, President and CEO and Dean Priddy, Chief Financial Officer.  And now I'll turn the call over to Bob.

Bob Bruggeworth:        Thank you Doug and good afternoon everyone.  Today we updated our financial outlook for the March quarter and also provided some insight into our prospective for the year.  First let cover our revised financial outlook.

                                    We expect revenues for the March quarter will come in, in approximately $150 million, which represents the low end of the range we provided on our January 25th conference call.  On the bottom line, we continue to expect GAAP per share results will be impacted by the discontinuation of our wireless LAN chipset development efforts.  This also is consistent with our prior outlook provided in our February 28th press release.

                                    In addition, the company currently expects that GAAP and pro forma per share results will be adversely impacted by lower than anticipated gross profit resulting from increased inventory reserves and our efforts during the quarter to reduce the value of the company's inventory.

                                    The company also expects our financial results will be adversely impacted by greater than anticipated product development expenses related primarily to our efforts to speed time-to-market of our POLARIS TOTAL RADIO modules, our next generation cellular transceivers and our world-leading power amplifier modules.  As a result of these factors, we currently anticipate our March GAAP net per share loss will be in the range of $.33 to $.34 and our March quarter pro forma net loss per share will be in the range of $.08 to $.09 loss.

RF MICRO DEVICES                                                              Page 2                                                                                 04/14/2005

                                    Allow me to add a little color to these numbers.  The inventory reserves were taken during the quarter were related primarily to three products.  Two of the products, one being our first generation POLARIS 2 transceiver and the second being our first generation PowerStar PA has been succeeded by next generation products while a third, our wireless LAN 802.11g transceiver, experienced less than anticipated demand.  Additionally, we expect our efforts to reduce inventory levels and the significant price reductions we received from several key suppliers will benefit margins in future periods.

                                    In terms of the expenses, we - we responded during the quarter to customer request to expedite several key products including our industry-leading, highly integrated POLARIS TOTAL RADIO Module, which enables our customers to introduce smaller or highly integrated products while also providing RFMD with higher dollar content per handset.  These products are currently expected to commence mass production in the second half of 2005 calendar year.

                                    While our near term March outlook has been revised, we are pleased to have achieved a number of key new product initiatives during the March quarter.  RF Micro Devices shift its market leading POLARIS 2 TOTAL RADIO transceiver into a growing portfolio of EDGE handsets.  We achieved sequential growth in POLARIS 2 transceiver shipments despite normal seasonality in handset market.

                                    Now looking forward, our long-term goals remain the same.  We don't believe today's announcement impacts our opportunities nor our goals.  In fiscal 2006, which began this month, we expect to grow our dollar content in handsets as we launch transmit modules, POLARIS TOTAL RADIO modules, and our RF4000 Bluetooth system-on-a-chip. We believe RFMD is well positioned for fiscal 2006.  The handset industry continues to adopt next generation air interface standards such as EDGE and wideband CDMA and our cellular PAs command greater than 50% market share in both these standards.  In addition to that, we are the clear leader in merchant market EDGE transceiver chipsets, having shipping more than four million units to date.

                                    As we stated in our press release, we currently anticipate sequential growth in the June quarterly revenues and improvement in our gross margins.  And with that, I'd like to turn the call over to questions from the audience.  Operator.

Operator:                     Thank you sir.  Ladies and gentlemen at this time, we'll begin the question and answer session.  If you have a question, please press the star, followed by the one on your telephone keypad.  If you'd like to decline from the polling process, press the star, followed the two.  You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received.  And if you're using speaker equipment, please lift the handset before pressing the numbers.

                                    Our first question comes from Jeremy Bunting with Thomas Weisel Partners.  Please go ahead.

RF MICRO DEVICES                                                              Page 3                                                                                 04/14/2005

Jeremy Bunting:            Thank you very much.  Dean, if you could explain a little bit more of the dynamic that occurred when you were clearly ramping the first generation POLARIS 2 and the PowerStar products.  Yet the customer essentially took the second generation product.  So the question really is, did you actually take revenues from the first generation products and why were you in a situation where you were still in production with rev one when the customer ultimately took rev two?  Thanks.

Dean Priddy:                Yeah Jeremy as you know its, its not unusual for a company to have - for companies to, in terms of risk mitigation, to have a slightly different designs in, in progress at any given time.  And, you know, there's some slight performance nuances related to the products.  And it wasn't quite clear from a specification standpoint which of the, which of the two versions that we're referring to was ultimately going to be more widely accepted by the, by the customer.  But now that has definitely been flushed out and the, the version that we took reserves for is, it's very unlikely that this particular customer will ever use that product.  It doesn't mean though that it could at some point be applicable for another customer later down the road.  So, yeah, these are products that as it pertains to this particular customer, we're not taking reserve for.  However, we are maintaining an inventory of these products in case they fit the specifications of another customer.

Operator:                     Mr. Bunting do you have any further questions?

Jeremy Bunting:            Yeah, hi, hello.  Sorry. Yeah, so the next part of the question was, did you ever ship the first generation product for production revenues?

Dean Priddy:                Yes, we, we are shipping and continue to ship as POLARIS 2 products.  I think this particular, this particular version that we took reserves for was not ever, was never, was never put into mass production.

Jeremy Bunting:            OK, I understand.  Thank you.

Dean Priddy:                OK.

Operator:                     And our next question comes from Kalpesh Kapadia with CE Unterberg.  Please go ahead.

Kalpesh Kapadia:         Good afternoon gentlemen.  Can you hear me?

Dean Priddy:                Yes Kalpesh.

Kalpesh Kapadia:         A question either for Dean or, or Bob, on the reduction in EPS from $.02 to now $.08 or $.09, how is the delta weighted between cost of goods and or, or gross margins and, and op ex?  And in the op ex, do we increase it in R&D predominantly?

RF MICRO DEVICES                                                              Page 4                                                                                 04/14/2005

Dean Priddy:                I think, Kalpesh, this is Dean.  I'll, I'll, I'll take that one.  Actually our pro forma guidance was for a $.01 to $.03 loss.  And I think maybe the consensus number was $.02.  So bridging the, the gap and the EPS, most of which would have happened at the margin line.  I think last quarter we, we said that we expected gross margins would come in consistent, roughly consistent with the previous quarter, which was about 34 ½%.  Now, you know, we anticipate the margins will be closer to the low 30% range.  So expenses did account for some portion of the shortfall, but gross margins accounted for the most significant portion.

Kalpesh Kapadia:         And my follow-up Dean is are these expenses recurring going forward and we see gross margin improvement going into June as you indicated in the press release, is it from the normalized level of 34 ½ or from the level of low 30's that you just indicated.

Dean Priddy:                Yeah, Kalpesh consistent with previous guidance on expenses, we, we expect to see a reduction in expense run rate in the, in the June quarter.  A lot of these expenses that re - related to product development, many which many were timing events as you're well aware mask sets are relatively expensive. The development efforts and prototyping charges for our prime modules.  For instance, our POLARIS RADIO MODULES are not truly a production part that we have shipped many, many thousands of these products to customers.  And that actually shows as an R&D expense.  So until these products actually get placed into production, they will continue to show as an, as an R&D expense, but we expect to be transferring these products into production as quickly as possible.  Also, we had some additional software related to the layout and design of these parts and there was some additional hiring during the quarter but by far the biggest increase in expenses was related strictly to the product development side, mask sets, development wafers, prototyping charges, assembly charges and so forth.

Kalpesh Kapadia:         And on the gross margin percent, you will improvement be from the normalized level or from the reduced level of costs?

Dean Priddy:                On the gross margin side, all of the costs and saving initiatives that we've outlined in previous calls such as our own assembly operation, improving yields, Jazz semiconductor, ramping beginning to ramp on own pHEMT and so forth are still very much in place as we continue throughout fiscal year '06.  Looking into the June quarter, you know, we, we currently estimate that we will not see the level of inventory reserves that we experienced during the, the March quarter.  And also there was some unfavorability in terms of reduction in inventory levels, unfavorability to the P&L because of reduction in inventory levels.

RF MICRO DEVICES                                                              Page 5                                                                                 04/14/2005

But net of all that, we had some significant cost reductions that occurred during the March quarter, particularly in our silicon products, pertains to wafer pricing.  We got some significant price decreases related to assembly that's going to be going into effect in the June quarter as well.  And these reasons along with increased volumes in our own wafer fab, leads us to believe that gross margins will expand in the, in the June quarter.

Kalpesh Kapadia:         And will it come back to the 34 1/2, 35 or will it be higher than that?

Dean Priddy:                We're not providing specific guidance today.  We'll, we'll be able to give more details on our March, I mean on our April 26th regularly scheduled earnings call.

Kalpesh Kapadia:         Thank you gentlemen.

Dean Priddy:                Okay thanks.

Operator:                     And our next question comes from John Lau with Jefferies & Company.  Please go ahead.

John Lau:                      Great thank you Dean.  Looking beyond the charges that you've mentioned here, for the current quarter you mentioned gross margin was lower and you also mentioned another point about pricing pressures.  Is the impact on the current gross margins predominantly the pricing or was there some production yields going into that margin decline?  Thank you.

Dean Priddy:                Yeah, I may have mis, misunderstood or I - maybe I did not hear the, the point about pricing pressure, as most of the folks on the call are aware, we see ASP erosion on a yearly basis of generally 15 to 20%.  And we had not seen anything abnormal in terms of ASP erosion in our, in our products.  In fact, in some areas, we, we've seen a bit of stabilization as we introduce the POLARIS radio modules and some higher functionality type front end modules, we could actually see ASPs begin to, begin to increase.  Though I, I don't think, while ASP did decline some in the, in the March quarter, it, it was already factored into our guidance earlier on.  So that was not the reason for the decrease in gross profit.

Bob Bruggeworth:        When Dean mentioned pricing, what he was talking about was pricing from our suppliers, which is why the valuation of the inventory was down.

John Lau:                      Oh, OK.  And so really the, the impact to the margin is a lot more on the charges that you just listed.

Bob Bruggeworth:        That, that's correct.

John Lau:                      Great.  Thank you very much for clarifying that.

RF MICRO DEVICES                                                              Page 6                                                                                 04/14/2005

Dean Priddy:                Yeah and clarifying that just a little bit more too, whenever we get a significant reduction in price from either a wafer supplier or assembly supplier, we, we reflect that new price on our inventory valuation.  So that is one of the things that reduced our inventory levels but also contributed to the reduction in gross margin during the quarter.  However, when you think about it though, when you sell these products next quarter and going forward, your cost structure is going to be lower.  Therefore, your margin structure is - will be higher on these products.  So, while reductions in our cost structure has a near term impact of impacting margins unfavorably because of inventory write downs, going forward that is a positive thing for the company.

John Lau:                      And Dean I think you were quite clear in saying that nothing, nothing was out of the ordinary on the pricing front.  This is just about the charges that you've been listing.

Dean Priddy:                That is absolutely correct.

John Lau:                      Thank you.

Bob Bruggeworth:        Thanks John.

Operator:                     And our next question comes from Edward Snyder with Charter Equity Research.  Please go ahead.

Edward Snyder:            Thank you.  I think I heard you mention you talking about mask sets and that the, when you were talking about mask sets and kind of  an increased R&D expenses and specifically with regard to not being a production part, are you talking about the POLARIS 2 in that regard?

Dean Priddy:                We're talking about not only POLARIS 2 but we're talking about other generations of transceiver products as well.  I mean, you know, we - it's been no secret that we're also pursuing the three G market place for transceivers.  And we've made no secret about pursuing other customers, some of which are going to require slightly different transceiver products.  So, so, that is part of the reason why the mask sets were higher than usual.  It's both customer related and it's technology related for future generation technologies.

Edward Snyder:            OK but it's fair to assume that POLARIS 2 isn't considered by RF Micro production part yet?

Dean Priddy:                It's definitely a production part.  We have shipped over four million units of POLARIS 2-

Bob Bruggeworth:        That is prime.

Dean Priddy:                But we had not, we had not considered POLARIS RADIO MODULES, which includes the filter a production part yet.

Edward Snyder:            OK.

Dean Priddy:                But that's a little later in the year.

RF MICRO DEVICES                                                              Page 7                                                                                 04/14/2005

Edward Snyder:            I see and then, and so in terms of - I mean obviously it's impacted your gross margins so it's almost a mute point.  But yields are obviously off.  Is that on new products or are you running into some problems like with a POLARIS devices that you're not getting the yields out that you were hoping to get?  And if so, is this the major contributor to your increased R&Ds, you're trying to solve these problems on some of the shake out issues in, in some of the new products?

Bob Bruggeworth:        No, no, the yields are not related to any of the R&D changes that Dean spoke about they, there are cost reduction activities going on with, you know, our roadmaps for transceivers but this has nothing to do with yields.  It's more just as you know, to remove costs, next generations, looking at different process nodes and things like that.  So no yields not anyway related to this.

Edward Snyder:            OK, well it's just a little confusing though because if you're doing a cost reduction effort at this point and you're not receiving any increase in ASP pressure and you're suffering from a financial point of view, I guess I'm missing something in the process here.  I mean typically I understand cost reduction efforts are an ongoing thing, you know, to try and keep your, your costs below the erosion in ASPs, but you just mentioned ASPs aren't eroding any faster and you seem to be taking a hit on the margin line on increased, you know, op ex expense, some of it in R&D.  Where's, where - what am I missing?

Bob Bruggeworth:        Oh, as Dean spoke about, products for other customers require different derivatives.  It'll be that the POLARIS 2 architecture, but a derivative product the platform is POLARIS 2.  And, and that's what Dean spoke about one of the changes that we had made for one of our customers that wanted a little bit of performance somewhere else and each one of the customers, you know, they don't buy the same flavor.

Edward Snyder:            OK so this is basically new product development costs-

Bob Bruggeworth:        Yes.

Edward Snyder:            Accelerating the move to markets then?

Bob Bruggeworth:        Yes.

Dean Priddy:                These are op, operating expense line items not gross profit line items.

Edward Snyder:            OK, so and then, so the, and I apologize for the reiterating here, but then what's the primary impact to the gross margin line then if it's not yields?

RF MICRO DEVICES                                                              Page 8                                                                                 04/14/2005

Bob Bruggeworth:        It had to do with inventory reserves for one of the versions of Polaris 2 which is currently not shippable to the customer that we're in production with.  And, and also had to do with inventory revaluation that was related to lower wafer costs that we're getting and assembly costs that we're getting from our suppliers.

Edward Snyder:            OK very good.

Bob Bruggeworth:        OK.

Edward Snyder:            Thanks.

Operator:                     And our next question comes from Shaun Slayton with SG Cowen.  Please go ahead.

Shaun Slayton:              Hi gentlemen.  Good afternoon. Bob in the context of the sales number you're sharing with us today, can you give us your general impressions of handset consumption trends by air interface and perhaps geography?  Thanks.

Bob Bruggeworth:        Yeah, I think as Doug outlined from an  FD perspective, I think we'll give you a lot more color on all of this on our regularly scheduled call on the 26th but I, I will tell you that, you know, we still believe handset demand, the overall markets still look real healthy and look good.

Shaun Slayton:              You, you can't give any color even from backward looking perspective?

Bob Bruggeworth:        I'll be honest with you.  I didn't bring any of the data in here to be able to speak to the various air standards.

Shaun Slayton:              OK fair enough.  Thanks.

Bob Bruggeworth:        Thank you.

Operator:                     And our next question comes from Cody Acree with Legg Mason.  Please go ahead.

Cody Acree:                 Thanks guys.  Can you talk just a little bit about your fab loadings at this point, a lot of going on with inventory reserves?  But is there any impact on the gross margin from fab loading itself?

Dean Priddy:                Yeah, we're not going to give current utilization rates for the, the  wafer fab but I would say netting out any puts and takes in the, the wafer fab this quarter, it had roughly a neutral impact on, on margins.  So, that was, would not have been one of the, the primary reasons for either the reserves or the reval so or the, the margin shortfall.

Cody Acree:                 All right, great.  And then maybe so there's been some recent discussions by some of your competitors regarding the stability of that EDGE design into Motorola.  Can you give us any color on maybe your take on things?

RF MICRO DEVICES                                                              Page 9                                                                                 04/14/2005

Bob Bruggeworth:        Well I think we made it pretty clear we grew our business and we're expecting it to grow.  That's a pretty good indication how we feel.

Cody Acree:                 Have you had any of, any issues with stability of the EDGE design in a Motorola?

Bob Bruggeworth:        You'd have to define stability for me.  I don't know of any.

Cody Acree:                 Thanks guys.

Bob Bruggeworth:        Thank you Cody.

Operator:                     And our next question comes from Ittai Kidron with CIBC World Markets.  Please go ahead.

Ittai Kidron:                  Yeah, hi guys.  Just a quick question with regards to the customer that has, now is going to be waiting for the new version, did, is there any commitment for volumes once the new, the new next generation platform is ready?

Dean Priddy:                Yeah, I want to make it clear that the customer's not waiting for this new version.  This, this version is in production and we have shipped over four million units.  So, hopefully that, that clarifies that aspect for you.  I think the way I answered the question earlier about the different versions, it's not unusual for companies to, to reduce their risk by having more than one version with slight tweaks that would affect the performance of certain parameters.  And, and so happens that the customer went with one, one of the versions that we had, the other one they've decided that, that it's not for them.  They're not going to use it.  So at this point, we feel it's prudent to take reserves for it.  However, we, we hope to find a home for it with other customers.

Ittai Kidron:                  OK, so, so the newer generation platform is already shipping to that client?

Bob Bruggeworth:        That is our volume today.

Ittai Kidron:                  OK and, and are there any other, can you tell us a little bit more about this customer?  Is this a top five customer of yours?

Dean Priddy:                Yes it's a top two customer of ours.

Ittai Kidron:                  OK.  Thanks guys.  Good luck.

Dean Priddy:                Thank you.

Bob Bruggeworth:        Thanks Ittai.

RF MICRO DEVICES                                                             Page 10                                                                                04/14/2005

Operator:                     And our next question comes from Jeff Kvaal with Lehman Brothers.  Please go ahead.

Jeff Kvaal:                    Thank you Dean.  I'm wondering if you could tell us a little bit about how much the higher R&D expenses are structural or how much they should, should ease in coming quarters?  And then as part of that, to what extent should we accept the wireless LAN restructuring to, to lower op ex in, in the June quarter?

Dean Priddy:                I think we'll have a more specific guidance on expenses on our earnings conference call.  You know, once again, reiterating that we expect, as we've said before, we expect expenses will come down.  We said on our, when we announced the wireless LAN restructuring on the 28, 28th of, of February that expenses would be reduced by $18 to $22 million per year.  So you can, you can put that on a quarterly basis as it pertains strictly to wireless LAN.

Jeff Kvaal:                    Right, right, yeah we have that in.  And then Bob can I ask you how long it generally takes before these additional investments in R&D or a specific flavor variant of a new product before that might show up in a handset design?

Bob Bruggeworth:        Yeah, you know, as far as the design win goes, it can be pretty quick and then once they ramp each customer has different ramp schedules, and I think you know some of the Asian guys ramp much faster than the Europeans or the Americans, but, you know, normally for a version it could be as much as 12 to 15 months before its significant revenues.

Jeff Kvaal:                    OK great.  Thanks very much.

Bob Bruggeworth:        Thank you.

Operator:                     And our next question comes from James Faucette with Pacific Crest.  Please go ahead.

James Faucette:            Thanks.  I just wanted to go back to the month assay.  I realize that you don't have all data but, you came in a little on the low end of your guided range and released to, to us and would indicate that some business didn't materialize, that you had expected or hoped for during the course of the quarter.  Could you kind of talk more generally if not about specific area, but just generally about kind of what you saw during the course of the quarter that and, and especially what didn't show up that you had hoped to?

RF MICRO DEVICES                                                             Page 11                                                                                04/14/2005

Dean Priddy:                Yeah, well our guidance all along was for the, the low to mid 150 range.  So, you know, we, we, we came in within our range of, of guidance so.  I'm not sure that we really, that we really significantly missed anything on, on the revenue side.  Our PA business was, was down but, you know, it was down what we could consider seasonally.  I think if there was any weakness, it could have been in the G radios.  You know, and hence the, the write down of inventory there related to forecast reductions for G transceivers.  So that, that would be the one probably one area that could have represented, you know, maybe a couple million dollars of revenue in a, in a better, better, better environment.

James Faucette:            That's great.  Very helpful, and then back I guess a little bit to, to Jeff's question, I, I guess I didn't - I don't feel very clear on exactly what you're saying is that obviously you had a bit of R - R&D spend this quarter that you hadn't originally anticipated and, and you're going to be bringing down your overall operating expenses, especially as the Wi-Fi or 802.11 business kind of, is, is - goes down but should we assume that you're going to be coming down from this now higher level or is this kind of a one-time bump and then we're back to the same kind of trajectory that we would have been in, should have been anticipating before?

Dean Priddy:                I would say some of the charges during the quarter were one-time events that you would not expect on an ongoing basis.  So, expenses will likely be down to reflect some of these one-time charges that happened this quarter that we do not anticipate will happen next quarter.  But once again, we'll have much better clarity when we have our earnings call later in the month.

James Faucette:            Great and then finally one final question, is - on the, on the write down on inventory as a result of, of lower input costs, if, if I'm understanding that correctly and maybe I'm not.  But if I'm understanding that correctly, can you explain the mechanism by which that takes place where you know a reduction in your costs today somehow affects inventory value that was put into inventory previously?  Do you have some sort of price protection or something like that that allows that to happen?

Dean Priddy:                I'll give you a, a very brief example of how it could impact inventory, inventory carrying, your inventory value and your P&L.  If you have a part that it currently costs you a dollar to, to manufacture and all of a sudden you get a price break from one of your suppliers, say your wafer supplier, and it now costs you $.90.  So instead of carrying that part for a dollar in inventory, you write the part down to $.90 of value in inventory and that $.10 on a per unit basis flows through cost of goods sold and reduces your gross profit.  So that's really standards based accounting.  And therefore, when you see a reduction in your cost structure, it is reflected in your inventory valuation and as your inventory valuation changes, so goes your, your P&L.  But looking forward to next quarter instead of selling parts that cost you a dollar, you're selling parts that cost you $.90, so you're going to be actually picking up margin at that point.

RF MICRO DEVICES                                                             Page 12                                                                                04/14/2005

James Faucette:            Right.  That's great.  Yeah, that, that's very helpful.  Thank you very much.

Dean Priddy:                OK, thanks.

Operator:                     And our next question comes from Amit Kapur with Piper Jaffray.  Please go ahead.

Amit Kapur:                 Great.  Thanks a lot guys.  My questions have actually been answered but maybe just to clarify on the inventory reserves, can you give us maybe some detail in terms of what proportion related to raw materials versus finished goods?

Dean Priddy:                I don't have the specifics.  I would say most would have been related to finished goods.  Definitely the, in the G radios.  Probably the POLARIS parts were a combination of maybe some wafers but some work in process and also some finished goods.  And for the PA modules that was could have been at various stages of, of production there.  We'll have more detail on the, on the puts and takes and inventory by count when we have our earnings call.

Amit Kapur:                 OK great.  And just a quick follow-up, maybe more broadly and I know you probably can't answer this too much is, you know, what's sort of your view of the competitive environment, you know, as it stands right now?

Bob Bruggeworth:        As far as the market goes and if we talk about, I'll just take PAs and transceivers for today.  PA market still remains competitive.  Nothing's changed there.  We continue to win sockets there and we expect to grow our share this year and grow our business.  In the transceiver market, in particular the EDGE where we are clearly the leader and provider by shipping four million, we have the lead.  We certainly know our competition is very envious of our position and is working hard to catch up, but we see us continuing to extend our, our lead there through our fiscal year.

Amit Kapur:                 Great.  Thanks a lot guys.

Operator:                     And our next question comes from Brian Modoff with Deutsche Bank.  Please go ahead.

Brian Modoff:               Yeah, a couple questions.  So last quarter you shipped 1.8 million of these POLARIS 2 or these POLARIS transceivers.  So that would have brought your total to 2 ½ million or so?

Dean Priddy:                Yeah, that, that's roughly correct Brian.

Brian Modoff:               And so you shipped around, you said your cumulative now is around four million?

RF MICRO DEVICES                                                             Page 13                                                                                04/14/2005

Dean Priddy:                Yeah, we said it's over four million.

Brian Modoff:               That would imply shipments of about a million and a half this quarter?

Bob Bruggeworth:        No.

Dean Priddy:                No.

Brian Modoff:               A million eight?

Bob Bruggeworth:        No.

Dean Priddy:                I don't get that.  If you shipped over four million and, and you'd shipped 1.8

Brian Modoff:               You'd ship around 4.3 or 4.4.

Bob Bruggeworth:        What, what's your question specifically?

Dean Priddy:                [Inaudible] the business grew in the, in the March quarter in units and dollars.

Brian Modoff:               But you said last quarter that you expected a significant increase in volume in POLARIS 2 shipments this quarter and it doesn't look like that materialized?

Dean Priddy:                We said, we said that our POLARIS 2 shipments would be up in the March quarter and that materialized.  We're also saying that our POLARIS shipments will be up in the June quarter.

Brian Modoff:               Yeah, but you, you said significant increase.  I'm just curious if any of this thing, any of this is related to one, the write down of inventory and two, the acceleration in the development of your POLARIS module?

Bob Bruggeworth:        No.  None of it's related.

Brian Modoff:               OK, thank you.

Bob Bruggeworth:        Thanks.

Dean Priddy:                Thanks Brian.

Operator:                     And our next question comes from Mark McKechnie with Twin Peaks Capital.  Please go ahead.

RF MICRO DEVICES                                                             Page 14                                                                                04/14/2005

Mark McKechnie:        Thanks, hey Dean and Bob.  Hey on the, the linearity through, you know, by month, I know it's kind of the seasonally weak quarter, but if you're talking about an up June was, was March bigger than February?  Was it bigger than January?

Bob Bruggeworth:        Yeah, just to remind everyone, we do a 4-4-5 calendar.  So, obviously March was bigger.

Mark McKechnie:        OK.

Bob Bruggeworth:        That's how we track it.  I mean I'd have to go do the math, but you know February, like every other year, depending on where Chinese New Year is, and what the sell throughs look like, but you know it was - the quarter played out as expected for the most part.

Mark McKechnie:        OK, gotcha.  And then I wanted to ask also you, I caught something in your comments. You talked about some expedites of products.  Dean what were those, were expedited?

Dean Priddy:                These heads are the POLARIS RADIO MODULES.  If you remember, we're currently in production with our POLARIS chipset, which is an integrated circuit approach.  What our customers have told us that they would really like to have as soon as they possibly can are POLARIS RADIO MODULES, which includes the transceiver module, which includes the POLARIS chip plus filters and a power amplifier module that includes both the PA, the control circuitry and also pHEMT switch.  So those, that's the, the product family, if you will, that we call POLARIS RADIO MODULES that customers are absolutely clamoring to get into production.

Mark McKechnie:        OK so those are expedited.  And do think you'll be able to meet their demand level in, in the June quarter or do you see that as being kind of tight throughout the quarter?

Dean Priddy:                We said that the ramp of our, the POLARIS RADIO MODULES in actual production would be in the second half of the year.  But as I pointed out, we're already shipping thousands of these to, to customers for prototype type activities.

Mark McKechnie:        OK great. Thanks Dean.

Dean Priddy:                OK thanks.

Mark McKechnie:        Yep.

Operator:                     And our next question comes from David Wu with Global Crown Capital.  Please go ahead.

RF MICRO DEVICES                                                             Page 15                                                                                04/14/2005

David Wu:                    Yes, hi can you help me with one thing.  What's the difference between POLARIS first generation and second generated POLARIS 2?  And the, another part of question which is if all these large OEMs like to have their own version or slight different twist, how many versions of this POLARIS 2 which ultimately have to provide to cover all your big OEM customers?

Bob Bruggeworth:        I'll take the first part.  POLARIS 1 was our GPRS POLARIS chipset.  POLARIS 2 is EDGE capable.  So when Dean - what we talked about as far as the write off goes, it was a different revision of POLARIS 2, just to make that clear.  And then we have our POLARIS RADIO MODULE, which takes the POLARIS 2 chips and we incorporate in the filters and make that into a module with all the other circuitry so that it's basically a two-placement radio.  You buy our PA plus switch and the POLARIS RADIO MODULE and you make the two placements and you have the complete RF.

                                    As far as the different versions go, there's about three customers out there that currently have their own primary requirements and then we usually do a general market offering.

David Wu:                    I see so basically you need to do three versions of the POLARIS 2 and then a, yeah, another one for the ODMs, right?

Bob Bruggeworth:        Yeah, they know which base band partners you end up hooking up with.  Cause people have different digital, what we did to, to reduce the number of derivatives, we can match up both with an analog as well as digital interface.  So we've tried to reduce the numbers.  But there's also, you know, improvements that we make and as you want to improve next generation chips and things like that.  So I don't want to confuse you.  But about three or four you can usually cover the market.

David Wu:                    I see.  OK that's no different from POLAR - the days of POLARIS 1?

Bob Bruggeworth:        POLARIS 1, correct, we pretty much only took one to market there.

David Wu:                    Oh, I see.  OK.  Fantastic.  Thank you.

Bob Bruggeworth:        Thank you.

Operator:                     And our next question comes from Sandy Harrison with Pacific Growth Equity.  Please go ahead.

Sandy Harrison:            Thanks.  Good afternoon guys.  Dean you had gone through in pretty good detail in giving, you know, an explanation of how you guys are going to manage the write downs and the impact going forward, if it's positive on gross margins.  Are you going to provide us the detail and granularity of what the impact on a quarterly basis will be from the inventory write downs so we can, you know, track sort of your improvements internally?   Or is this, you know, the last we're going to basically hear of the potential impacts from it?

RF MICRO DEVICES                                                             Page 16                                                                                04/14/2005

Dean Priddy:                I don't know if we're going to go into absolute specifics or not in terms of particulars on cost savings from our, from our supplier base. You know, we have publicly stated though that we continue to work with our wafer suppliers and assembly houses to, to get world-class pricing for, for silicon wafers and also for assembly.  And then as you know, we have made an investment in Jazz semiconductor and, and that helped set the bar for wafer price targets for some of our other suppliers and we do have - are bringing up our own assembly operation, which gives us very, very accurate cost data, which, which helps us in negotiating with our assembly houses as well.  So we're going to be actively negotiating favorable pricing across the board with, with our supplier base.

Sandy Harrison:            Gotcha and then just for as we build out our own models going forward, what would you suggest we do as far as, you know, look at what we think the core business gross margin can be thrown off and then should we add on the benefit that we think could get from using prior written off or written down inventory?  Or should we just model for what we think the business could do and, and that would be upside?

Dean Priddy:                Yeah, well some of that depends on what timeframe that you're talking about. I mean, clearly nothing has changed in our longer term model where we, we anticipate we can drive margins to the 40% level and operating income well into double digits to the 15 or 15% or so level of with 40% margins.  So, you know, of course that's not going to happen in, in the next quarter or two, but, you know, that is our longer term plan to drive our business.

Sandy Harrison:            OK and then just one last point of clarification.  You know, a couple, on the four million parts that you guys have talked about shipping, I believe you said that the greatest percentage of that is the latest rev of the P2, is that correct?

Dean Priddy:                Oh, by far.

Sandy Harrison:            OK.

Bob Bruggeworth:        Yeah, the majority.

Sandy Harrison:            OK, thanks.

Dean Priddy:                OK thank you.

Operator:                     And our next question comes from Randy Abrams with Credit Suisse First Boston.  Please go ahead.

RF MICRO DEVICES                                                             Page 17                                                                                04/14/2005

Randy Abrams:             Yes, good afternoon.  First question just on the market, wanted to see if you're seeing any change in trends where some of your Asian and Chinese customers come back in or do we still have some inventory overhang there?

Dean Priddy:                I won't say that the inventory hang - overhang is zero, but then again, without saying too much, we, we did see growth this quarter in a couple of our major Korean customers.  And also beginning to see some up tick in our Taiwanese customers as well, which I'm not sure other that's market share related or market related.  Could be a little bit of both.

Randy Abrams:             OK and then in the connectivity business where you tracked flattish in the quarter, but the 802.11g was a little bit down, does that imply Bluetooth, you're starting to see strength and maybe what, what you're seeing in that business?

Dean Priddy:                I don't think we're going to comment specifically on Bluetooth.  We're going to keep wireless connectivity grouped as they, as they a category if you will.  I don't think our outlook has changed on Bluetooth though and our growth opportunity's there.  You know we're clearly in production with single chip, CMOS, full up solutions for Bluetooth.  Also in production with CDMA Bluetooth radios and have a next generation .13 micron CMOS solution that's currently being fabbed and will be out later this year.

Randy Abrams:             OK and just the last question just on the infrastructure where it looks like it did pick up in the quarter.  Is that something notable that's going to be notable a trend going into this year where it looks like a stronger market or did you have just one-time things happen in this quarter?

Dean Priddy:                Well I, I think our infrastructure business is actually performing pretty well financially but I think where the real excitement there is with our gallium nitride products and the progress that we've been making in the GAN development where, you know, we'll be doing hot powered amplifiers for cellular bay stations.  So we'll be able to give you further update on GAN devices and our infrastructure products on our earnings call, but we're very optimistic about the outlook there and our infrastructure products group.

Bob Bruggeworth:        Now, I will add to that that, you know, the work that the team's done there along with the release of our driver amps, the, the 1 to 4, 5 watt applications as well.  And I think if you're asking are we seeing some good opportunities in the bay station market, the answer is yes.

Randy Abrams:             OK, thanks a lot guys.

Dean Priddy:                Thanks.

Operator:                     And our next question is from Blaine Carol with Oppenheimer and Company.  Please go ahead.

RF MICRO DEVICES                                                             Page 18                                                                                04/14/2005

Blaine Carol:                 Yeah, thank you.  Dean on the inventory reserves, do you write the POLARIS and, you know, the other products, do you write them down as zero or do you mark them to market?

Dean Priddy:                We, we generally if we do not think there is a, a home for them, we write the value to zero.

Blaine Carol:                 What did you do in this instance?

Dean Priddy:                We wrote the value to zero.

Blaine Carol:                 OK.  So there's, there's nothing left that could sneak up on, on us in the next quarter?

Dean Priddy:                Not on this particular version, absolutely not.

Blaine Carol:                 OK and then earlier you had said that the, the majority of the EPS mess was coming from the gross margins.  But if I, I don't know, maybe I have something wrong in my model, but if I lower my margins down to that 30 31%, I have to significantly increase the R&D.  It seems like it's almost like a 50-50 split Dean between the R&D and the gross margins?

Dean Priddy:                Yeah, well we said we had a fairly significant increase in R&D expenditures and we'll be able to give the detailed break whenever we report our audited financial results.  So we're speaking off of unaudited numbers today and I'm a little bit reluctant to give absolute details of the numbers until Ernst & Young can come in and verify everything.

Blaine Carol:                 OK I, I just thought I heard-

Dean Priddy:                So greater than 50% was, was clearly because of the, the margins shortfall.

Blaine Carol:                 I'm sorry I was talking over you.  What did you say Dean?

Dean Priddy:                So greater than 50% of the shortfall was because of margins.

Blaine Carol:                 Greater than 50%.  OK and then just last question on the timing of this, how do you decide when to take these write downs?  Why do it this quarter or, you know, why not wait to see if you can find a home for these products or, you know, how, how was that decision made?

RF MICRO DEVICES                                                             Page 19                                                                                04/14/2005

Dean Priddy:                Well I think we've always taken a, a very conservative inventory valuation stance at the company.  And, you know, for some of these products, the, the power amplifier module and the, the G radio, if we do not have a forecast that will support the demand for these products looking out over a certain timeframe, it, it's simply a formula that we use, very, very much algorithm, formula-driven approach to, to taking inventory reserves.  So it takes a lot of the, the guesswork and the speculation out of computing what your reserves are.  And with, in the case of the POLARIS component, that's one case where we evaluated what the customer's input was.  Like I said, we're not giving up on being able to sell this particular part to other customers, but it became clear to us that it was a potential risk and we'd rather go ahead and take the hit now and get it out there for the investors.  And keep our inventory as clean as possible in terms of potential risk.

Blaine Carol:                 OK and, and not to beat it to death, but could gross margins be in the high 20's as opposed to the low 30's?

Dean Priddy:                I wouldn't think so.

Blaine Carol:                 OK.  Thanks.

Dean Priddy:                But, you know, once again these are unaudited results.  But I, I don't think so.

Blaine Carol:                 OK.

Operator:                     And our next question comes from Jeff Clark with Durango Partners, please go ahead.

Jeff Clark:                     Yes, good afternoon gentlemen.  I was wondering if you could provide any summary balance sheet data today?

Dean Priddy:                Can't really go into a whole lot in terms of the, the balance sheet.  I, I will say that cash flow from operations was positive for the, for the quarter.  And our DSOs were within the, the normal range of DSOs.  So that, that's about as much detail as I can give.  May have been, may slightly down for the quarter over last quarter.

Jeff Clark:                     OK thank you.

Dean Priddy:                OK.

Operator:                     And our next question is a follow-up question from Ittai Kidron from CIBC World Markets.  Please go ahead.

Ittai Kidron:                  Hi guys.  Just one follow-up question with regards to the GAAP loss, Dean then we should assume around then $.55, $.56 on a GAAP if we include the, the wireless LAN business?

Dean Priddy:                Yeah, for the, for the quarter we said $.33 to $.34.

Ittai Kidron:                  Yeah, but you said it includes - excludes the effect of the, this of the wireless LAN.  So if we include it, will we see $.54 this quarter?

RF MICRO DEVICES                                                             Page 20                                                                                04/14/2005

Dean Priddy:                No, that does include the $.33 to $.34 is a GAAP-

Ittai Kidron:                  OK.

Dean Priddy:                Loss that includes the effect of the wireless LAN charges.

Ittai Kidron:                  Very good.  OK.  Thanks guys.

Dean Priddy:                OK.

Bob Bruggeworth:        Thank you.

Operator:                     And our next question is a follow-up question from Kalpesh Kapadia with CE Unterberg.  Please go ahead.

Kalpesh Kapadia:         Hi Bob or Dean.  In a - historically when we have seen you go from a chip to module, we have seen gross margin decline when we had this in [unintelligible] and power amplifiers.  Now you're talking about the POLARIS RADIO MODULE, is that going to be a similar impact on gross margin?  Are we going to be able to, to maintain the margin while bundling some of the passive parts?

Bob Bruggeworth:        Dean, this - I'll take this one.  Kalpesh it's Bob.  As far as the conversion between a discrete chip and modules, yes we'll take a slight hit on margins.  The difference between this and our original PA modules is we're going to take a lot of that learning and apply it here.  So, you know, I don't think we're going to start off at quite the same difficulties because we hadn't been through one of these cycles yet and, you know, just started into modules.  We've learned quite a bit.  We're one of the biggest, if not the biggest and best at it today.  So we're going to apply a lot of that learning.  These modules are somewhat different in the sense that, you know, we are going to be putting in filters as well and we're working on cost reductions there and have identified things.  But most importantly, I think you'll agree is what we're after is, is going in there and getting that footprint, driving those relationships, proving out our ability to deliver more value for these things and then driving the costs down.

Kalpesh Kapadia:         So the next question would be when do you see the 40% gross margin level in the 12 months from now?  Eighteen months from now?  Six months from now?

RF MICRO DEVICES                                                             Page 21                                                                                04/14/2005

Dean Priddy:                Well, we're going, we're going drive for that as quickly as possible.  I think, you know, one thing that I want to point out, we're not, we're not just focused on gross margin.  We're also focused on gross profit and the fall through to the bottom line.  You remember that these POLARIS RADIO MODULES contribute about $7 in content per handset. And if you extrapolate that out at a, you know, even a 35% gross margin, you've got well over $2 of gross profit related to these products where if you take a PA module now and it sells for $1.50 and at a 35 to 40% gross margin, you've got, you've got under a dollar of gross profit.  So that's one of the big levers I think that's, that has been somewhat underestimated and it, it is a bit of a hidden amount of profitability for the company because this is a significant increase in handset content, which is going to drive gross profit significantly higher on these products.  Therefore, dropping more dollars to the bottom line.

Kalpesh Kapadia:         Thanks and good luck.

Dean Priddy:                Thank you Kalpesh.

Bob Bruggeworth:        Thank you.

Operator:                     Ladies and gentlemen, if there's any additional questions, please press the star, followed by the one on your telephone keypad.  And if you're using speaker equipment, please lift the handset before pressing the numbers.  One moment please for the next question.  And gentlemen, it looks like we have no further questions at this time.  Please continue.

Bob Bruggeworth:        Thank you for listening and participating in our call today.  We look forward to updating you on our next regularly scheduled conference call on April 26th.  Thank you and have a good day.

Operator:                     Ladies and gentlemen, that does conclude the RF Micro Devices Updated 4th Quarter Business Outlook Conference.  If you'd like to listen to a replay of today's conference, you may dial 303-590-3000 using pass code 11028433#.  Thank you again for your participation on today's conference and you may now disconnect.

END

RF MICRO DEVICES                                                             Page 22                                                                                04/14/2005